COMMON UNIT
PURCHASE AGREEMENT

by and among

ENBRIDGE ENERGY PARTNERS, L.P.,

ENBRIDGE ENERGY COMPANY, INC.,

KAYNE ANDERSON MLP INVESTMENT COMPANY,

TORTOISE ENERGY INFRASTRUCTURE CORPORATION,

and

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

Table of Contents

Page

Schedule 2.02 – Purchasers
Schedule IA – List of Operating Subsidiaries of Enbridge
Exhibit A – Form of Opinion of Fulbright & Jaworski L.L.P.
Exhibit B – Form of Opinion of E. Chris Kaitson
Exhibit C – Form of Opinion of Sullivan & Cromwell LLP

COMMON UNIT PURCHASE AGREEMENT

This COMMON UNIT PURCHASE AGREEMENT, dated as of February 9, 2005 (this “Agreement”), is by and among ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership (“Enbridge”), KAYNE ANDERSON MLP INVESTMENT COMPANY, a Maryland closed-end management investment company (“KAMIC”), TORTOISE ENERGY INFRASTRUCTURE CORPORATION (“Tortoise”) and FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND (“Claymore”) each of KAMIC, Tortoise and Claymore a “Purchaser” and collectively, the “Purchasers”). In addition, Enbridge Energy Company, Inc., a Delaware corporation, is entering into this Agreement in its individual capacity for purposes of Section 3.02(d) and Section 6.01.

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Anniversary Date” means the date corresponding to the Closing Date occurring in the third calendar month after the month in which the Closing occurs. Assuming the Closing Date occurs on February 11, 2005, the Anniversary Date will be May 11, 2005.

“Base Prospectus” means the prospectus contained in the Registration Statement at the time that the Registration Statement was declared effective or in the form in which it has been most recently filed with the Commission on or prior to the date of this Agreement.

“Basic Documents” means, collectively, this Agreement and any and all other agreements or instruments to be executed and delivered to Purchasers by Enbridge or any of its Affiliates hereunder.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Price” has the meaning specified in Section 2.07.

“Common Units” means the Class A common units representing limited partner interests in Enbridge.

“Companies” means Enbridge, the General Partner, Enbridge Management and the Operating Partnership, collectively.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Enbridge” has the meaning set forth in the introductory paragraph of this Agreement.

“Enbridge Financial Statements” has the meaning specified in Section 3.03(b).

“Enbridge Management” means Enbridge Energy Management, L.L.C., a Delaware limited liability company.

“Enbridge Material Adverse Effect” means any material and adverse effect on (a) the financial position, results of operation, business or prospects of the Companies and the Operating Subsidiaries (taken as a whole), (b) the ability of the Companies and the Operating Subsidiaries (taken as a whole) to carry out their business as such business is conducted as of the date hereof or (c) the ability of Enbridge to meet its obligations and to consummate the transactions under any Basic Document.

“Enbridge Related Parties” has the meaning specified in Section 5.02.

“Enbridge SEC Documents” has the meaning specified in Section 3.03(a).

“Environmental Laws” has the meaning specified in Section 3.13.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Final Prospectus” means the prospectus supplement relating to the Purchased Units and the offering thereof that is first filed pursuant to Rule 424(b) under the Securities Act after the date and time this Agreement is executed and delivered by the parties hereto, together with the Base Prospectus.

“GAAP” means the applicable standards of the United States Public Company Accounting Oversight Board in effect from time to time.

“General Partner” means Enbridge Energy Company, Inc., a Delaware corporation, in its capacity as the general partner of Enbridge.

“Governmental Authority” means, with respect to a particular Person, the country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to Enbridge means a Governmental Authority having jurisdiction over Enbridge, the Operating Subsidiaries or any of their respective Properties.

“Hazardous Materials” has the meaning specified in Section 3.13.

“Indemnified Party” has the meaning specified in Section 5.03.

“Indemnifying Party” has the meaning specified in Section 5.03.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation or common law.

“Lien” means any lien, encumbrance, security, interest, equity, charge or other interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“1935 Act” means the Public Utility Holding Company Act of 1935, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Non-Disclosure Agreement” means the each of the non-disclosure agreements (a) between Enbridge and KAMIC dated January 25, 2005, (b) between Enbridge and Tortoise dated January 31, 2005 and (c) between Enbridge and Fiduciary Asset Management, L.L.C., on behalf of Claymore, dated January 31, 2005. The term “Non-Disclosure Agreements means all of such agreements collectively.

“NYSE” means the New York Stock Exchange.

“Operating Partnership” means Enbridge Energy, Limited Partnership, a Delaware limited partnership.

“Operating Subsidiaries” means the subsidiaries of Enbridge listed on Schedule IA hereto.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Enbridge dated as of October 17, 2002, as amended.

“Permits” means, with respect to Enbridge or any of the Operating Subsidiaries, any licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Authorities or other Persons necessary for the ownership, leasing, operation, occupancy and use of its Properties and the conduct of its businesses as currently conducted.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” means, with respect to a particular Purchaser, the monetary commitment amount set forth opposite such Purchaser’s name under the column entitled “Total Purchase Price” on Schedule 2.02 hereto.

“Purchased Units” means, with respect to a particular Purchaser, the number of Common Units (rounded up or down to the nearest whole number) equal to the quotient determined by dividing (a) the Purchase Price for such Purchaser by (b) the Common Unit Price. The number of Purchased Units for each Purchaser is set forth opposite such Purchaser’s name under the column entitled “Units Purchased” set forth on Schedule 2.02 hereto.

“Purchaser” and “Purchasers” have the respective meanings set forth in the introductory paragraph.

“Purchaser Material Adverse Effect” means, with respect to a particular Purchaser, any material and adverse effect on (a) the financial condition, results of operations, business or prospects of such Purchaser; (b) the ability of such Purchaser to carry out its business as such business is conducted as of the date hereof; or (c) the ability of such Purchaser to meet its obligations and to consummate the transactions under any Basic Document to which it is a party.

“Purchaser Related Parties” has the meaning specified in Section 5.01.

“Registration Statement” means Enbridge’s registration statement (File No. 333-106660) on Form S-3 filed with the Commission on June 30, 2003, as supplemented or amended prior to the execution of this Agreement.

“Representatives” of any Person means the officers, directors, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Termination Date” has the meaning set forth in Section 6.11.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Enbridge Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II.

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Authorization of Sale of Common Units. Enbridge has authorized the issuance and sale to each Purchaser of the Purchased Units for such Purchaser.

Section 2.02 Sale and Purchase. Upon the terms and subject to the conditions hereof, Enbridge hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from Enbridge, the Purchased Units for such Purchaser, and each Purchaser agrees to pay Enbridge the Purchase Price for such Purchased Units. The obligation of each Purchaser hereunder is several and not joint and is independent of the obligation of each other Purchaser, and the failure of, or Enbridge’s waiver of, performance by any Purchaser does not excuse performance by any other Purchaser or by Enbridge.

Section 2.03 Closing. Upon the terms and subject to the conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place on February 11, 2005 (the “Closing Date”), at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002.

Section 2.04 Conditions to the Closing.

(a) Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(ii) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(iii) The Registration Statement shall be effective and no stop orders suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of Enbridge or any Purchaser, threatened by the Commission.

(b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser in writing with respect to its Purchased Units, in whole or in part, to the extent permitted by applicable Law):

(i) Enbridge shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Enbridge on or prior to the Closing Date;

(ii) The representations and warranties of Enbridge contained in this Agreement that are qualified by materiality or an Enbridge Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of Enbridge shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii) Enbridge shall have delivered, or caused to be delivered, to Purchasers at the Closing, Enbridge’s closing deliveries described in Section 2.05; and

(iv) The Purchased Units for all the Purchasers shall have been listed, subject only to official notice of issuance, on the NYSE.

(c) Enbridge’s Conditions. The obligation of Enbridge to consummate the sale of the Purchased Units to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Enbridge in writing, in whole or in part, to the extent permitted by applicable Law):

(i) The representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality or a Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of the Purchasers shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations of the Purchasers made as of a specific date shall be required to be true and correct as of such date only); and

(ii) Each Purchaser shall have delivered, or caused to be delivered, to Enbridge at the Closing such Purchaser’s closing deliveries described in Section 2.06.

Section 2.05 Enbridge Deliveries. At the Closing, upon the terms and subject to the conditions hereof, Enbridge will deliver, or cause to be delivered, to Purchasers:

(a) Copies of the (i) Certificate of Limited Partnership of Enbridge, (ii) the Certificate of Incorporation of the General Partner, (iii) the Certificate of Formation of Enbridge Management and (iv) the Certificate of Limited Partnership of the Operating Partnership, each certified by the Secretary of State of the State of Delaware as of a recent date;

(b) Certificates of the Secretary of State of the State of Delaware, dated a recent date, to the effect that Enbridge, the General Partner, Enbridge Management and the Operating Partnership are each in good standing;

(c) A certificate of the Corporate Secretary of Enbridge Management, on behalf of Enbridge, certifying as to (i) the Certificate of Limited Partnership and the Partnership Agreement, (ii) the Certificate of Formation and Amended and Restated Limited Liability Company Agreement of Enbridge Management, (iii) absence of any amendment since January 2, 2002 and May 14, 2002, respectively, to (A) the Certificate of Limited Partnership of Enbridge or (B) the Certificate of Formation of Enbridge Management; absence of any action contemplating any amendment of such documents or action contemplating any merger, consolidation, sale of all or substantially all of the assets or business, liquidation, or dissolution of Enbridge Management or Enbridge, (iv) board resolutions authorizing the execution and delivery of the Basic Documents, and the consummation of the transactions contemplated thereby, (v) its incumbent officers authorized to execute and deliver the Basic Documents, setting forth the name and title and bearing the signatures of such officers and (vi) the Delegation of Control Agreement among Enbridge, Enbridge Management and the General Partner.

(d) A certificate, dated the Closing Date and signed by (x) the Chief Executive Officer and (y) the Chief Financial Officer of Enbridge Management, in their capacities as such, on behalf of Enbridge, the Operating Partnership, the General Partner and Enbridge Management, stating that:

(i) Enbridge has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Enbridge on or prior to the Closing Date;

(ii) The representations and warranties of Enbridge contained in this Agreement that are qualified by materiality or an Enbridge Material Adverse Effect were true and correct when made and are true and correct as of the Closing Date and all other representations and warranties were true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii) the Registration Statement and all post-effective amendments thereto were declared effective by the Commission and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or, to the knowledge of Enbridge, threatened by the Commission;

(iv) they have examined the Registration Statement and the Final Prospectus and nothing has come to their attention that would lead them to believe that either the Registration Statement or the Final Prospectus, or any amendment or supplement thereto as of their respective effective, issue or filing dates, contained, and the Final Prospectus and at such Closing Date, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(v) since the date the Registration Statement was declared effective, there has occurred no event required to be set forth in an amendment or supplement to the Registration Statement or the Base Prospectus that has not been so set forth; and

(vi) the Purchased Units have been listed on the NYSE, subject only to official notice of issuance;

(e) The Purchased Units, in book-entry form through the facilities of The Depository Trust Company, New York, New York, free and clear of any Liens of any other party;

(f) A certificate executed and delivered to the Purchasers by Enbridge’s transfer agent and registrar certifying (i) that it has been duly appointed and duly authorized to act as transfer agent and registrar for the Purchased Units for all the Purchasers, (ii) to the number of outstanding Common Units as of the date of this Agreement and the Closing Date and (iii) that it has delivered the Purchased Units for all the Purchasers to the Depository Trust Company;

(g) A cross-receipt executed by Enbridge and delivered to Purchasers certifying that it has received each Purchaser’s Purchase Price as of the Closing Date;

(h) An opinion addressed to Purchasers from Fulbright & Jaworski L.L.P., counsel to Enbridge, dated as of the Closing, substantially in the form attached hereto as Exhibit A;

(i) An opinion addressed to Purchasers from E. Chris Kaitson, Associate General Counsel and Assistant Corporate Secretary to the General Partner, dated as of the Closing, substantially in the form attached hereto as Exhibit B; and

(j) An opinion addressed to Purchasers from Sullivan & Cromwell LLP, 1935 Act counsel to Enbridge, dated as of the Closing, substantially in the form attached hereto as Exhibit C.

Section 2.06 Purchasers’ Deliveries. At the Closing, upon the terms and subject to the conditions hereof, each Purchaser will deliver, or cause to be delivered, to Enbridge:

(a) Payment to Enbridge of the Purchase Price set forth opposite such Purchaser’s name under the column entitled “Total Purchase Price” on Schedule 2.02 hereto by wire transfer of immediately available funds to an account designated by Enbridge in writing at least two (2) Business Days (or such shorter period as shall be agreeable to all parties hereto) prior to the Closing; and

(b) A cross-receipt executed by such Purchaser and delivered to Enbridge certifying that it has received such Purchaser’s Purchased Units as of the Closing Date.

Section 2.07 Price Per Unit. The amount per Common Unit each Purchaser will pay to Enbridge to purchase the Common Units comprising the Purchased Units (the “Common Unit Price”) hereunder shall be $49.875.

Section 2.08 Purchaser Lock-Up. Each Purchaser agrees that from and after Closing it will not sell any of such Purchaser’s Purchased Units prior to the Anniversary Date.

Section 2.09 Additional Covenants.

(a) Between the date hereof and the Closing Date, Enbridge will not file any amendment or supplement to the Registration Statement without first notifying Purchasers.

(b) Enbridge will prepare and file the Final Prospectus reflecting the sale to Purchasers of the Purchased Units and will indicate therein that the use of proceeds is to repay borrowings under its three-year term senior credit facility and Enbridge hereby agrees to apply the proceeds from the Purchased Units as so described under “Use of Proceeds” in the Final Prospectus.

Section 2.10 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Enbridge has elected to provide all Purchasers with the same material terms for the convenience of Enbridge and not because it was required or requested to do so by the Purchasers.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATED TO ENBRIDGE

Enbridge represents and warrants to Purchasers as follows:

Section 3.01	Corporate Existence.

(a) Enbridge has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Act, with partnership power and authority to own or lease its properties and to conduct its business as described in the Final Prospectus. Enbridge, directly or indirectly, owns the percentage of the equity interests of each of the Operating Subsidiaries, free and clear of any Lien except for such Liens as are not individually or in the aggregate, material to such interest ownership or as described in the Final Prospectus. Each of the Operating Subsidiaries has been duly organized and is validly existing as a corporation, general partnership, limited liability company or limited partnership, as the case may be, in good standing under the laws of its respective jurisdiction of organization set forth on Schedule IA, with full corporate, limited liability company or partnership, as the case may be, power and authority to own or lease its properties and to conduct its business as described in the Final Prospectus.

(b) The General Partner has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own or lease its properties, to conduct its businesses and to act as a general partner of Enbridge, in each case as described in the Final Prospectus. The General Partner owns all the voting shares of Enbridge Management free and clear of any Lien except for such Liens as are not individually or in the aggregate, material to such interest ownership or as described in the Final Prospectus. The voting shares of Enbridge Management and the common stock, limited liability company interests and partnership interests, as the case may be, of the Operating Subsidiaries have been duly and validly authorized and issued and are fully paid and (except as required to the contrary by the Delaware LLC Act or the Delaware Act) nonassessable. The General Partner is the sole general partner of Enbridge, and the General Partner’s ownership of Enbridge is as set forth in the Final Prospectus under the heading “Prospectus Supplement Summary — Enbridge Partners — Business Description.” Except as described in the Final Prospectus or as set forth in the Partnership Agreement or the Delegation of Control Agreement, dated as of October 17, 2002, among the General Partner, Enbridge Management and Enbridge, the General Partner has delegated all of its power to manage and control the business and affairs of Enbridge to Enbridge Management.

(c) Enbridge Management has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own or lease its properties and to conduct its business as described in the Final Prospectus.

Section 3.02 Capitalization and Valid Issuance of Purchased Units.

(a) The General Partner is the sole general partner of Enbridge. The equity capitalization of Enbridge as of December 31, 2004 consists of (i) 48,208,884 Common Units, consisting of 44,296,134 Class A Common Units and 3,912,750 Class B common units, all of which Class B common units are owned of record and beneficially owned by the General Partner, (ii) a 2% general partner interest, which is owned of record and beneficially owned by the General Partner, and (c) 10,902,408 i-units, all of which are owned of record and beneficially owned by Enbridge Management. The i-units that are owned by the Enbridge Management, the 2% general partner interest that is owned by the General Partner and the shares representing a voting limited liability company interest in Enbridge Management that are owned by the General Partner are each owned free and clear of any Lien (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming Enbridge Management or the General Partner as a debtor is on file in the Office of the Secretary of State of the State of Delaware or (B) in each case other than (x) those created by or arising under the Delaware Act, the Delaware LLC Act or the Delaware General Corporation Law (“DGCL”), (y) Liens as are not, individually or in the aggregate, material to such interest ownership or (z) as described in the Final Prospectus. The capitalization of Enbridge Management consists of 10,902,408 shares representing limited liability company interests with limited voting rights and 1.21 shares representing a voting limited liability company interest, which voting limited liability company interest is owned of record and beneficially owned by the General Partner. The securities described in the second and fourth sentences of this paragraph are the only equity securities of Enbridge and Enbridge Management that are issued and outstanding. The Class A Common Units, Class B common units and i-units of Enbridge and the voting shares of Enbridge Management have been duly and validly authorized and issued and are fully paid and nonassessable. The general partner interest in Enbridge has been duly and validly authorized and issued and fully paid.

(b) The Purchased Units for all the Purchasers and the limited partner interests represented thereby are authorized by the Partnership Agreement and, when issued, delivered and paid for in accordance with Section 2.02 hereof, will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the matters described under the caption “Summary Description of the Partnership Agreement — Limited Liability” in Amendment No. 3 to Enbridge’s Registration Statement on Form S-1 (Registration No. 33-43425), which is incorporated by reference into Enbridge’s Registration Statement on Form 8-A, dated November 14, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8, dated December 9, 1991, Amendment No. 2 on Form 8-A/A, dated May 2, 1997, Amendment No. 3 on Form 8-A/A, dated August 8, 2001 and Amendment No. 4 on Form 8-A/A, dated May 7, 2003) and free of any preemptive or similar rights (except for the required Capital Contributions (as defined in the Partnership Agreement) to Enbridge to be made by the General Partner pursuant to Section 4.4(c)(ii) of the Partnership Agreement), and Purchaser will acquire such Purchased Units free and clear of any Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws and (ii) such Liens as are created by any Purchaser.

(c) Neither Enbridge nor any of its Affiliates has any equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Enbridge unitholders may vote are issued or outstanding. There are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating Enbridge or any of the Operating Subsidiaries to issue, transfer or sell any partnership interests or other equity interest in, Enbridge or any of the Operating Subsidiaries or securities convertible into or exchangeable for such partnership interests, (ii) obligations of Enbridge or any of the Operating Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of Enbridge or any of the Operating Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Enbridge or any of the Operating Subsidiaries is a party with respect to the voting of the equity interests of Enbridge or any of the Operating Subsidiaries.

(d) Except for Enbridge Energy Company, Inc., who hereby waives such rights, no holder of any security of Enbridge or any other person has any right to require registration of Common Units or any other interest or other security of Enbridge because of the filing of the Registration Statement or consummation of the transactions contemplated by this Agreement.

Section 3.03 Enbridge SEC Documents and Financial Statements.

(a) Enbridge has timely filed with the Commission all forms, registration statements, reports (including Current Reports on Form 8-K) and schedules required to be filed by it under the Exchange Act or the Securities Act (all such documents together with the Registration Statement, collectively the “Enbridge SEC Documents”). The Enbridge SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Enbridge SEC Document filed prior to the date hereof) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) The historical financial statements, together with related schedules and notes, included or incorporated by reference in the Registration Statement and the Final Prospectus (and any amendment or supplement thereto) (the “Enbridge Financial Statements”), present fairly the consolidated financial position, results of operations and changes in financial position of Enbridge on the basis stated in the Registration Statement and the Final Prospectus at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as disclosed therein; and the other summary and selected financial and statistical information and data included or incorporated by reference in the Registration Statement and the Final Prospectus (and any amendment or supplement thereto) are accurately presented and prepared on a basis consistent with such financial statements and the books and records of Enbridge. There are no financial statements (historical or pro forma) that are required to be included in the Registration Statement and the Final Prospectus that are not included as required; and Enbridge and the Operating Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement and the Final Prospectus. There is and has been no failure by the Companies, or any of the Companies’ officers and directors, acting in their capacity as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

(c) The accountants, PricewaterhouseCoopers LLP, who have certified or shall certify the financial statements included or incorporated by reference in the Registration Statement and the Final Prospectus (or any amendment or supplement thereto), are independent registered public accounting firm as required by the Securities Act.

Section 3.04 No Enbridge Material Adverse Change. Except as set forth in or contemplated by the Enbridge SEC Documents filed with the Commission on or prior to the date hereof, since September 30, 2004, Enbridge and the Operating Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (a) change, event, occurrence, effect, fact, circumstance or condition that has had or would be reasonably likely to have an Enbridge Material Adverse Effect, (b) acquisition or disposition of any material asset by Enbridge or the Operating Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Enbridge SEC Documents filed with the Commission on or prior to the date hereof or (c) material change in Enbridge’s accounting principles, practices or methods. Except for the automatic increase in the number of i-units outstanding and owned by Enbridge Management in connection with the regular quarterly cash distribution by Enbridge on its Common Units in the fourth quarter of 2004, and except as set forth in or contemplated by the Enbridge SEC Documents filed with the Commission on or prior to the date hereof, Enbridge has neither issued any securities nor incurred material indebtedness since September 30, 2004.

Section 3.05 Litigation. There are no legal or governmental proceedings pending or, to the knowledge of any of the Companies, threatened, against any of the Companies or the Operating Subsidiaries, or to which any of the Companies or the Operating Subsidiaries, or to which any of their respective properties, is subject, that (a) questions the validity of this Agreement or the right of Enbridge to enter into this Agreement or to consummate the transactions contemplated hereby or (b) are required to be described in the Registration Statement or the Final Prospectus and are not described as required.

Section 3.06 No Conflicts. Neither the offer, sale or delivery of the Purchased Units for all the Purchasers, the execution, delivery or performance by Enbridge of this Agreement, compliance by Enbridge with the provisions hereof nor consummation by Enbridge of the transactions contemplated hereby constitutes or, at the Closing Date will constitute, a breach of, or a default under, the respective partnership agreement, of either Enbridge or the Operating Partnership or any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which any of the Companies or the Operating Subsidiaries is a party or by which any of them may be bound or to which any of their respective properties is subject, nor will any such action result in any violation of any existing Law (assuming compliance with all applicable federal and state securities and Blue Sky laws) to which either Enbridge or the Operating Partnership is a named party, excluding in each case any breaches, defaults or violations which, individually or in the aggregate, would not have an Enbridge Material Adverse Effect.

Section 3.07 Authority. Enbridge has all of the necessary partnership power and authority to enter into the Basic Documents and consummate the transactions contemplated thereby. The execution and delivery of, and the performance by Enbridge of its obligations under the Basic Documents have been duly and validly authorized by Enbridge, and this Agreement has been duly executed and delivered by Enbridge and constitutes the legal, valid and binding obligation of Enbridge, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity. No approval from the holders of the Common Units is required in connection with Enbridge’s issuance and sale of the Purchased Units to the Purchasers pursuant to this Agreement.

Section 3.08 Approvals. The Commission has issued an order under the Securities Act declaring the Registration Statement effective, and no other consent, approval, authorization, order, registration or qualification of or with any Governmental Authority is required for the offer and sale of the Purchased Units to the Purchasers, or the consummation by Enbridge of the transactions contemplated by this Agreement and the Final Prospectus, except such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the issuance by Enbridge of the Purchased Units and the purchase of the Purchased Units by the Purchasers in the manner contemplated herein and in the Final Prospectus.

(a) No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority governing (i) oil pipelines generally or (ii) the issuance of securities by entities owning oil pipelines, or relating to the offering of the Purchased Units pursuant to the Final Prospectus, or any other governmental agency or instrumentality having jurisdiction over any of the Companies, as the case may be, or any of their respective properties, is required for the sale or issuance of the Purchased Units to the Purchasers by Enbridge, except such consents, approvals, authorizations, orders, registrations or qualifications (A) as have been obtained, (B) as may be required under state securities or Blue Sky laws or (C) which, if not obtained, would not, individually or in the aggregate, have an Enbridge Material Adverse Effect.

(b) Based upon advice of counsel, no consent, approval, authorization, order, registration or qualification of or with, any Governmental Authority of Canada or any province thereof having jurisdiction over any of the Companies or Enbridge Pipelines Inc. is required for the issuance and sale of the Offered Units to the Purchasers pursuant to this Agreement and as contemplated by the Final Prospectus.

Section 3.09 MLP Status. Enbridge has, for each taxable year during which Enbridge was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.

Section 3.10 Offering. To the best of Enbridge’s knowledge, information and belief, having made reasonable inquiries, the Commission has not issued any order preventing or suspending the use of the Base Prospectus.

Section 3.11 Investment Company Status. Based upon the advice of counsel, none of the Companies or the Operating Subsidiaries is, or as of the Closing Date will be, an “investment company” as that term is defined in the Investment Company Act, or required to register as an “investment company” under the Investment Company Act.

Section 3.12 Holding Company Status. Based upon the advice of counsel, none of the Companies or the Operating Subsidiaries is (i) a “public utility company,” (ii) a “holding company,” (iii) a “subsidiary company” of a “registered holding company” or of a “holding company” required to be registered under the 1935 Act, or (iv) an “affiliate” of (A) a “registered holding company,” (B) a “holding company” required to be registered under the 1935 Act, (C) a “subsidiary company” of a “registered holding company” or (D) a “subsidiary company” of a “holding company” required to be registered under the 1935 Act, as such terms are defined in the 1935 Act. The issuance and sale of the Purchased Units to the Purchasers pursuant to this Agreement and as contemplated by the Final Prospectus is not subject to regulation under the 1935 Act.

Section 3.13 Compliance with Environmental Laws. The Companies and the Operating Subsidiaries and their properties, assets and operations are in compliance with, and hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have an Enbridge Material Adverse Effect. Except as disclosed in the Registration Statement and the Final Prospectus (or any amendment or supplement thereto), there are no past, present or, to the knowledge of the Companies after due inquiry, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Companies or the Operating Subsidiaries under, or to interfere with or prevent compliance by the Companies or the Operating Subsidiaries with, Environmental Laws, except as would not, individually or in the aggregate, have an Enbridge Material Adverse Effect. Except as disclosed in the Registration Statement and the Final Prospectus (or any amendment or supplement thereto), none of the Companies nor any of the Operating Subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order, or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any Law relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law).

Section 3.14 Disclosure Controls and Procedures and Internal Controls.

(a) Enbridge and Enbridge Management each maintain disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act), that (i) are designed to ensure that material information relating to the Companies, including their consolidated subsidiaries, is made known to the principal executive officer and the principal financial officer of the Companies by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of Enbridge’s most recent fiscal quarter, and (iii) are effective in all material respects to perform the functions for which they were established.

(b) Based on the evaluation of its disclosure controls and procedures, the Companies are not aware of (i) any significant deficiency in the design or operation of internal controls that could adversely affect their ability to record, process, summarize and report financial data or any material weaknesses in internal controls, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Companies.

(c) Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 3.15 Certain Fees. No fees or commissions are or will be payable by Enbridge to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units to the Purchasers or the consummation of the transaction contemplated by this Agreement. Enbridge agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Enbridge or alleged to have been incurred by Enbridge in connection with the sale of Purchased Units to the Purchasers or the consummation of the transactions contemplated by this Agreement.

Section 3.16 No Side Agreements. There are no agreements by, among or between Enbridge or any of its Affiliates, on the one hand, and the Purchasers or any of their respective Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to Enbridge that:

Section 4.01 Corporate Existence. Such Purchaser (a) is duly formed, legally existing and in good standing under the laws of its jurisdiction of organization; and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have or would not reasonably be expected to have a Purchaser Material Adverse Effect. Such Purchaser is not in default in the performance, observance or fulfillment of any provision of its organizational documents, except where such default would not have or would not be reasonably likely to have a Purchaser Material Adverse Effect.

Section 4.02 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or in connection with the transactions contemplated by this Agreement or any such other agreements and instruments, and compliance by such Purchaser with the terms and provisions hereof and thereof, and the purchase of such Purchaser’s Purchased Units by such Purchaser do not and will not constitute, a breach of, or a default under, the organizational documents of such Purchaser, or any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which such Purchaser is a party or by which it may be bound or to which its properties is subject, nor will any such action result in any violation of any existing Law (assuming compliance with all applicable federal and state securities and Blue Sky laws) to which such Purchaser is subject, excluding in each case any breaches, defaults or violations which, individually or in the aggregate, would not have an Purchaser Material Adverse Effect.

Section 4.03 Certain Fees. Other than the fees payable by Claymore to A.G. Edwards & Sons, Inc., no fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of its Purchased Units or the consummation of the transaction contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless Enbridge from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of such Purchaser’s Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.04 No Side Agreements. There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and Enbridge or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 4.05 Purchase in Ordinary Course. Such Purchaser is purchasing its Purchased Units in the ordinary course of its business and has not entered into any arrangement with any person to resell its Purchased Units or to participate in the distribution of such Purchased Units.

ARTICLE V.

INDEMNIFICATION, COSTS AND EXPENSES

Section 5.01 Indemnification by Enbridge. Enbridge agrees to indemnify each Purchaser and its Representatives (collectively, the “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Enbridge contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

Section 5.02 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Companies and their respective Representatives (collectively, the “Enbridge Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties.

Section 5.03 Indemnification Procedure. Promptly after any Enbridge Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VI.

MISCELLANEOUS

Section 6.01 Enbridge Lock-Up. Except as provided in this Agreement, Enbridge and Enbridge Energy Company, Inc. will not, and will not permit the Companies to, offer, sell, contract to sell or otherwise dispose of or hedge any Common Units or any securities substantially similar to, convertible into or exercisable or exchangeable for Common Units (including the Class B common units of Enbridge held by Enbridge Energy Company, Inc.), or grant any options or warrants to purchase any Common Units or any such securities, for a period of 30 days after the date of the Final Prospectus, without the prior written consent of the Purchasers; provided, however, the foregoing restriction shall not apply to either (i) an automatic increase in the number of i-units outstanding and owned by Enbridge Management, or (ii) the distribution of additional shares representing limited liability company interests in Enbridge Management to the owners of Enbridge Management shares, upon the occurrence of a regular quarterly cash distribution by Enbridge on its Class A and Class B common units of Enbridge.

Section 6.02 Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by any Purchaser, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.

Section 6.03 Survival of Provisions. The representations and warranties set forth in Sections 3.02, 3.15, 3.16, 4.03, 4.04 and 4.05 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of Enbridge or the Purchasers. The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units by the Purchasers and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Enbridge and Purchasers and the provisions of Article V shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 6.04 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of any Basic Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of any Basic Document, any waiver of any provision of any Basic Document, and any consent to any departure by Enbridge from the terms of any provision of any Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Enbridge in any case shall entitle Enbridge to any other or further notice or demand in similar or other circumstances.

Section 6.05 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon Enbridge, Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) Assignment of Purchased Units. All or any portion of Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by each Purchaser, subject to compliance with applicable securities laws and Section 2.08 herein.

(c) Assignment of Rights. All or any portion of the rights and obligations of each Purchaser under this Agreement may be transferred to any Affiliate of such Purchaser but may not otherwise be transferred by such Purchaser without the written consent of Enbridge.

Section 6.06 Non-Disclosure. Notwithstanding anything herein to the contrary, each Non-Disclosure Agreement shall remain in full force and effect regardless of any termination of this Agreement.

Section 6.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a) If to KAMIC:

Kayne Anderson MLP Investment Company
1800 Avenue of the Stars, 2nd Floor
Los Angeles, California 90067
Attention: David Shladovsky
Facsimile: (310) 284-6490

and

Kayne Anderson MLP Investment Company
1100 Louisiana, Ste. 4550
Houston, Texas 77002
Attention: Kevin McCarthy
Facsimile: (713) 655-7359

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attention: Joe S. Poff
Facsimile: (713) 229-7710

(b) If to Tortoise:

Tortoise Energy Infrastructure Corporation
10901 Mastin Blvd. Suite 222
Overland Park, KS 66210
Attention: David Schulte
Facsimile: (913) 345-2763

(c) If to Claymore:

Fiduciary Asset Management
8112 Maryland, Suite 400
St. Louis, Missouri 63105
Attention: James J. Cunnane, Jr.
Facsimile: (314) 863-4360

and

Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532
Attention: Nick Dalmaso
Facsimile: (630) 799-3833

(d) If to Enbridge:

Enbridge Energy Company, Inc.
1100 Louisiana, Suite 330
Houston, Texas 77002
Attention: E. Chris Kaitson
Facsimile: (713) 821-2229

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
1301 McKinney
Suite 5100
Houston, Texas 77010 — 3095
Attention: John A. Watson
Facsimile: (713) 651-5246

or to such other address as Enbridge or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.08 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Enbridge or any of its Affiliates or each of the Purchasers or any of their Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 6.09 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.

Section 6.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 6.11 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated by either Enbridge or Purchasers if the Closing shall not have occurred on or before February 18, 2005 (the “Termination Date”), unless the term hereof is extended by agreement of the parties hereto.

(b) In the event of the termination of this Agreement as provided in Section 6.11(a), this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto or their respective Representatives, except with respect to Article V of this Agreement, this Section 6.11 and except with respect to the requirement to comply with any confidentiality agreement in favor of Enbridge, including the Non-Disclosure Agreements; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ENBRIDGE ENERGY PARTNERS, L.P.

By: Enbridge Energy Management, L.L.C.,

as delegate of
Enbridge Energy Company, Inc.,
as General Partner

By:	/s/ Mark A. Maki

Mark A. Maki Vice President — Finance

ENBRIDGE ENERGY COMPANY, INC.

(for purposes of Sections 3.02(d) and 6.01)

By:	/s/ Mark A. Maki

Mark A. Maki Vice President — Finance

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ Kevin S. McCarthy

Kevin S. McCarthy Chief Executive Officer and President

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ David J. Schulte

David J. Schulte Chief Executive Officer and President

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

By:	/s/ James J. Cunnane, Jr.

James J. Cunnane, Jr. Portfolio Manager, Fiduciary Asset Management Sub-Advisor of The Fiduciary/Claymore MLP Opportunity Fund

SCHEDULE 2.02

Purchaser	Units Purchased	Total Purchase Price
Kayne Anderson MLP Investment Company	1,503,900	$75,007,012.50
Tortoise Energy Infrastructure Corporation	501,300	$25,002,337.50
Fiduciary/Claymore MLP Opportunity Fund	___501,300	___$25,002,337.50__

Total	2,506,500	$125,011,687.50

SCHEDULE IA

OPERATING SUBSIDIARIES

Wholly Owned Subsidiaries

Jurisdiction of
Entity	Organization
Dufour Petroleum, L.P.	Delaware

Enbridge Energy, Limited Partnership	Delaware

Enbridge Gathering (North Texas) L.P.	Delaware

Enbridge Gathering (Texarkana) L.L.C.	Delaware

Enbridge Holdings (Texas Systems) L.L.C.	Delaware

Enbridge Marketing (East Texas) L.P.	Delaware

Enbridge Marketing (North Texas) L.P.	Delaware

Enbridge Marketing (U.S.) L.L.C.	Delaware

Enbridge Marketing (U.S.) L.P.	Texas

Enbridge Midcoast Energy, L.P.	Texas

Enbridge Midcoast Holdings, L.L.C.	Delaware

Enbridge Midcoast Limited Holdings, L.L.C.	Delaware

Enbridge Offshore Pipelines (Seacrest) L.P.	Texas

Enbridge Offshore Pipelines (UTOS) LLC	Delaware

Enbridge Partners Risk Management, L.P.	Delaware

Enbridge Pipelines (Alabama Gathering) L.L.C.	Alabama

Enbridge Pipelines (Alabama Intrastate) L.L.C.	Alabama

Enbridge Pipelines (AlaTenn) L.L.C.	Alabama

Enbridge Pipelines (Bamagas Intrastate) L.L.C.	Delaware

Enbridge Pipelines (East Texas) L.P.	Delaware

Enbridge Pipelines (KPC)	Kansas

Enbridge Pipelines (Lakehead) L.L.C.	Delaware

Enbridge Pipelines (Louisiana Intrastate) L.L.C.	Delaware

Enbridge Pipelines (Louisiana Liquids) L.L.C.	Delaware

Enbridge Pipelines (Midla) L.L.C.	Delaware

Enbridge Pipelines (NE Texas) L.P.	Delaware

Enbridge Pipelines (NE Texas Liquids) L.L.C.	Delaware

Enbridge Pipelines (North Dakota) LLC	Delaware

Enbridge Pipelines (North Texas) L.P.	Delaware

Enbridge Pipelines (Ozark) L.L.C.	Delaware

Enbridge Pipelines (SIGCO Intrastate) L.L.C.	Delaware

Enbridge Pipelines (Tennessee River) L.L.C.	Alabama

Enbridge Pipelines (Texas Gathering) L.P.	Delaware

Enbridge Pipelines (Texas Intrastate) L.P.	Texas

Enbridge Processing (Mississippi) L.L.C.	Delaware

H&W Pipeline, L.L.C.	Alabama

Mid Louisiana Gas Transmission, L.L.C.	Delaware

Midcoast Holdings No. One, L.L.C.	Delaware

Midcoast Kansas General Partner, L.L.C.	Delaware

Midcoast Kansas Pipeline, L.L.C.	Delaware

Nugget Drilling Corporation	Minnesota

Tri-State Holdings, LLC	Michigan

Non-Wholly Owned Subsidiaries

	Jurisdiction of	Percentage
Entity	Organization	Owned
Texana Pipeline Company	Texas	50%

Exhibit A – Form of Opinion of Fulbright & Jaworski L.L.P.
See AttachedFebruary 11, 2005

Kayne Anderson MLP Investment Company
1100 Louisiana, Ste. 4550
Houston, Texas 77002
Attention: Kevin McCarthy

Tortoise Energy Infrastructure Corporation
10901 Mastin Blvd. Suite 222
Overland Park, KS 66210
Attention: David Schulte

Fiduciary/Claymore MLP Opportunity Fund

c/o Fiduciary Asset Management
8112 Maryland, Suite 400
St. Louis, Missouri 63105
Attention: James J. Cunnane, Jr.

and

c/o Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532
Attention: Nick Dalmaso

Ladies and Gentlemen:

We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited Partnership (the “Enbridge”), in connection with the offer and sale to you by Enbridge of an aggregate of 2,506,500 Class A Common Units representing limited partner interests in Enbridge (the “Purchased Units”) pursuant to a Common Unit Purchase Agreement, dated February 9, 2005 (the “Common Unit Purchase Agreement”), among Enbridge, Enbridge Energy Company, Inc., a Delaware corporation (the “General Partner” and, together with Enbridge, the “Companies”), and you.

In our capacity as counsel to Enbridge, we have reviewed and are familiar with the registration statement on Form S-3 (No. 333-106660) of Enbridge that was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the General Rules and Regulations promulgated thereunder (the “Rules and Regulations”). Such registration statement, as supplemented or amended through September 9, 2004, including all documents filed as part thereof or incorporated by reference therein, are referred to herein as the “Registration Statement”. In addition, we are familiar with the base prospectus, dated August 5, 2003, and have participated in the preparation of the prospectus supplement, dated February 9, 2005, in each case in the form filed by Enbridge with the Commission on February 10, 2005, pursuant to Rule 424(b) of the Rules and Regulations. Such base prospectus and prospectus supplement are referred to herein as the “Final Prospectus”.

This opinion is being delivered pursuant to Section 2.05(h) of the Common Unit Purchase Agreement. Capitalized terms used in this opinion without definition shall have the meanings assigned to such terms in the Common Unit Purchase Agreement.

In connection with the opinions expressed below, we have examined the following:

(a)	executed originals or counterparts of the Common Unit Purchase Agreement, the Third Amended and Restated Agreement of Limited Partnership of Enbridge, dated as of October 17, 2002 (the “Partnership Agreement”), and the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 17, 2002 (the “Operating Partnership Agreement”);

(b)	a copy of the Certificate of Limited Partnership of Enbridge, as filed with the Secretary of State of the State of Delaware on October 16, 1991, as amended effective December 27, 2001, and as certified as of a recent date;

(c)	a copy of the Certificate of Limited Partnership of the Operating Partnership, as filed with the Secretary of State of the State of Delaware on October 9, 1991, as amended effective November 27, 2002, and as certified as of a recent date;

(d)	copies, certified by the Secretary of the General Partner, to be true copies, of the Certificate of Incorporation and Bylaws of the General Partner, each as amended;

(e)	copies of letters, certificates or telegrams received by us from public officials in the State of Delaware as to the due incorporation, valid existence and good standing of the General Partner and as to the due formation, valid existence and good standing of each of the Enbridge Parties;

(f)	copies, certified by the Secretary of Enbridge Management to be true copies, of certain resolutions duly adopted by the Board of Directors of Enbridge Management on January 24, 2005, and of certain resolutions duly adopted by the Pricing Committee of such Board of Directors on February 9, 2005;

(g)	copies, certified by the Secretary of the General Partner to be true copies, of certain resolutions duly adopted by the Board of Directors of the General Partner on January 24, 2005;

(h) signed copies of the Registration Statement;

(i)	evidence satisfactory to us of the effectiveness of the Registration Statement under the Act;

(j)	such other corporate records and documents as we have deemed appropriate for purposes of the opinions expressed below; and

(k)	such statutes and regulations as we have deemed appropriate for purposes of the opinions expressed below.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

(i) Each of Enbridge, the General Partner, Enbridge Management, and each of the Material Subsidiaries (collectively, the “Enbridge Parties”) listed on Schedule IA hereto (“Schedule IA”) is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, with full corporate, limited partnership or limited liability company power and authority, as the case may be, to own and lease its properties and to conduct its business as is now conducted and as described in the Final Prospectus and, in the case of the General Partner, to act as the general partner of Enbridge.

(ii) Enbridge is the record owner of all of the issued and outstanding shares of capital stock of the General Partner.

(iii) The authorized and outstanding partnership interests of Enbridge are as set forth under the caption “Prospectus Supplement Summary—Enbridge Partners—Business Description” in the Final Prospectus.

(iv) The General Partner is the sole general partner of Enbridge. The capitalization of Enbridge consists of (a) 48,208,884 Common Units, consisting of 44,296,134 Class A Common Units and 3,912,750 Class B Common Units, all of which Class B Common Units are owned of record and, to our knowledge, beneficially owned by the General Partner, (b) a 2% general partner interest, which is owned of record and, to our knowledge, beneficially owned by the General Partner, and (c) 10,902,408 i-units, all of which are owned of record and, to our knowledge, beneficially owned by Enbridge Management. The i-units that are owned by Enbridge Management, the 2% general partner interest that is owned by the General Partner and the shares representing a voting limited liability company interest in Enbridge Management that is owned by the General Partner are each owned free and clear, to our knowledge, of any lien, encumbrance, security interest, equity or charge (“Lien”) (1) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming Enbridge Management or the General Partner as a debtor is on file in the Office of the Secretary of the State of Delaware or (2) in each case other than (A) those created by or arising under the Delaware Act, the Delaware LLC Act or the Delaware General Corporation Law (“DGCL”), (B) Liens as are not, individually or in the aggregate, material to such interest ownership or (C) as described in the Final Prospectus. The capitalization of Enbridge Management consists of 10,902,408 shares representing limited liability company interests with limited voting rights and one share representing a voting limited liability company interest, which voting limited liability company interest is owned of record and, to our knowledge, beneficially owned by the General Partner. To our knowledge, the securities described in the second and fourth sentences of this paragraph are the only equity securities of Enbridge and Enbridge Management that are issued and outstanding. The Class A Common Units, Class B Common Units and i-units of Enbridge and the voting shares of Enbridge Management have been duly and validly authorized and issued and are fully paid and nonassessable. The general partner interest in Enbridge has been duly and validly authorized and issued and fully paid.

(v) The outstanding limited liability company interests, partnership interests, or other equity interests, as applicable, of each of the Material Subsidiaries listed on Schedule IA are owned of record and, to our knowledge, beneficially owned by Enbridge, directly or indirectly, through one or more wholly owned subsidiaries, free and clear, to our knowledge, of any Lien (a) in respect of which a financing statement under the Uniform Commercial Code of the state of formation of the entities listed on Schedule IA naming any such entity as a debtor is on file in the Office of the Secretary of the state of formation of such entities or (b) in each case other than (1) those created by or arising under the Delaware LLC Act, the Delaware Act, the Texas Limited Liability Company Act or the Texas Revised Limited Partnership Act, (2) Liens as are not, individually or in the aggregate, material to such ownership interest or (3) as described in the Final Prospectus. All of the limited liability company interests, partnership interests and other equity interests, as applicable, of each of the Material Subsidiaries listed on Schedule IA have been duly and validly authorized and issued and fully paid and, except with respect to any general partner interest, nonassessable. To our knowledge, none of the outstanding limited liability company interests, partnership interests, or other equity interests, as the case may be, of any of the Material Subsidiaries listed on Schedule IA were issued in violation of any preemptive rights of any holder of any security or other interest in such entities.

(vi) The Purchased Units to be issued and sold to you by Enbridge hereunder have been duly authorized by Enbridge and, when issued and delivered to you against payment therefor in accordance with the terms of the Common Unit Common Unit Purchase Agreement, will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the matters described in the Form 8-A), and free of any preemptive or similar rights (except for any required Capital Contributions to Enbridge to be made by the General Partner pursuant to Section 4.4(c)(ii) of the Partnership Agreement) that entitle or will entitle any person to acquire any partnership interest in Enbridge, upon the issuance thereof by Enbridge, arising under the Partnership Agreement or, to our knowledge without any independent investigation, any other agreement to which Enbridge is a party or by which it is bound, and you will acquire the Purchased Units free and clear of any liens, encumbrances, security interests, charges or claims of record known (based solely upon our participation as counsel in matters relating to the offering of the Purchased Units and without having conducted an independent investigation) to us, except as created by the Common Unit Common Unit Purchase Agreement or you or any person who acquires an interest in the Purchased Units through you or as provided by the Delaware Act.

(vii) Enbridge has the partnership power and authority to enter into the Common Unit Purchase Agreement and, to issue, sell and deliver the Purchased Units to you as provided therein.

(viii) The Common Unit Purchase Agreement has been duly authorized and validly executed and delivered by or on behalf of the Companies, and are enforceable against the Companies, except as the enforceability thereof may be limited by bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ix) Neither the offer, sale or delivery of the Purchased Units, the execution, delivery or performance of the Basic Documents, compliance by Enbridge with the provisions thereof nor consummation by Enbridge of the transactions contemplated thereby violate the Partnership Agreement or constitute a breach of, or default under, any agreement, indenture, lease or other instrument to which Enbridge, the General Partner or Enbridge Management is a party or by which any of them may be bound or to which any of their respective properties is subject that is (a) an exhibit to the Registration Statement or to any Incorporated Document, or (b) a long-term debt instrument representing greater than $10 million aggregate principal amount of indebtedness that is not filed as an exhibit to any document incorporated therein pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K under the Securities Act (the “Incorporated Documents”), nor will any such action result in any violation of any existing law, regulation, ruling (assuming compliance with all applicable federal and state securities and Blue Sky laws) applicable to any of them, or any judgment, injunction, order or decree to which any of the Enbridge Parties is a named party and which has been specifically identified to us in a certificate signed by an authorized officer of Enbridge, excluding in each case (other than with respect to the Partnership Agreement) any breaches, defaults or violations which, individually or in the aggregate, would not have an Enbridge Material Adverse Effect; except for the rights of the General Partner and its Affiliates (as such term is defined in the Partnership Agreement and used in Section 6.14 of the Partnership Agreement), to our knowledge, neither the filing of the Registration Statement nor the offering or sale of the Purchased Units as contemplated by the Basic Documents gives rise to any rights for or relating to the registration of any interests in or securities of any of the Enbridge Parties.

(x) No approval, authorization, consent, waiver, notice or order of, or filing with, or other action by, any court or any governmental authority is required to be obtained or made by Enbridge under the Delaware Act, Texas law, the contract laws of the State of Delaware, or federal law for the valid offering and sale of the Purchased Units to the Purchasers as contemplated by the Common Unit Purchase Agreement, the execution and delivery of the Common Unit Purchase Agreement, or the incurrence or performance of their obligations thereunder, except (i) such as may be required under Blue Sky laws, as to which we express no opinion, and (ii) such others as have been obtained or taken and are in full force and effect.

(xi) To our knowledge, (a) other than as described or contemplated in the Final Prospectus (or any amendment or supplement thereto) or any Incorporated Document, there are no legal or governmental proceedings pending or threatened against any of the Enbridge Parties, or to which any of the Enbridge Parties or any of their property, is subject, which are required to be described in the Registration Statement or the Final Prospectus (or any amendment or supplement thereto) and (b) there are no agreements, contracts, indentures, leases or other instruments, that are required to be described in the Registration Statement or the Final Prospectus (or any amendment or supplement thereto) or to be filed as an exhibit to the Registration Statement or any Incorporated Document that are not described or filed as required, as the case may be.

(xii) None of the Enbridge Parties is an “Investment Company” as that term is defined in the Investment Company Act or is required to register as an “Investment Company” under the Investment Company Act.

(xiii) Our tax opinion relating to the Purchased Units that was filed as Exhibit 8.1 to Enbridge’s Current Report on Form 8-K filed with the Commission on February 10, 2005, is confirmed, and you may rely upon such opinion as if it were addressed to you.

(xiv) The Registration Statement and all post-effective amendments thereto, if any, have become effective under the Securities Act, and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Commission; and any required filing of the Final Prospectus pursuant to Rule 424(b) has been made in accordance with Rule 424(b).

(xv) The Registration Statement and the Final Prospectus and any supplements or amendments thereto (except for the financial statements and the notes thereto and the schedules and other financial data included therein, as to which we express no opinion) comply as to form in all material respects with the requirements of the Securities Act; and each of the Incorporated Documents (except for the financial statements and the notes thereto and the schedules and other financial data included therein, as to which we express no opinion) complies as to form in all material respects with the Exchange Act.

(xvi) None of the Enbridge Parties is a “public utility company” or a “holding company” as such terms are defined in the 1935 Act.

(xvii) To our knowledge, and without in any manner having conducted an investigation, there are no material legal or governmental proceedings pending or threatened against any of the Enbridge Parties by or before the Federal Energy Regulatory Commission (the “FERC”) or on appeal from the FERC, except as set forth in or contemplated by the Final Prospectus.

(xviii) The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms, subject to the qualifications that (a) the enforceability of such document may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally, (b) the enforceability of such document may be limited by public policy, applicable law relating to fiduciary duties and the judicial imposition of an implied covenant of good faith and fair dealing, (c) the enforceability of equitable rights and remedies provided for in such document is subject to equitable defenses and judicial discretion, and the enforceability of such document may be limited by general equitable principles, and (d) the enforceability of the indemnity and contribution provisions of such document may be limited by federal and state securities laws.

In rendering the foregoing opinions, (i) we have relied in respect of factual matters upon representations and warranties of the Companies set forth in the Common Unit Purchase Agreement and certificates of officers of the General Partner and Enbridge Management and upon information obtained from public officials and other sources believed by us to be responsible, (ii) we express no opinion with respect to state or local taxes or tax statutes to which any of the Partnership, the limited partners of the Partnership, the Operating Subsidiaries or the General Partner may be subject and (iii) we have assumed, with your approval and without independent verification, (a) that the certificates for the Purchased Units have been duly registered by a registrar of the Units, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to the authentic originals of all documents submitted to us as copies, (d) the due authorization, execution and delivery of all relevant documents by parties other than the Enbridge Parties, (e) that the signatures on all documents examined by us are genuine and (f) the legal capacity of all individuals signing documents examined by us. Further, the foregoing opinions are subject to the effect of generally applicable rules of law that may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange. In addition, in rendering the opinion in paragraph (ix) above, we have relied without investigation upon a certificate of an officer of the General Partner as to compliance with covenants of a financial or numerical nature contained in the agreements, credit agreements, indentures, leases or other instruments referred to in paragraph (ix) above.

This opinion is limited in all respects to federal laws, the Delaware Act, the DGCL, the Delaware LLC Act and Texas law (exclusive of pipeline and pipeline-related regulatory law), in each case exclusive of the law addressed in the legal opinions rendered by counsel referred to in Section 2.05(j) of the Common Unit Purchase Agreement.

As used herein, the phrase “to our knowledge” or words of similar import means conscious awareness of facts or other information by the lawyers in our firm who, based on our records as of 12:00 p.m. on February 5, 2005, have devoted substantive attention to legal matters on behalf of the Companies since January 1, 2004. With your consent, we have not examined any records of any court, administrative tribunal or similar entity.

This opinion is furnished by us as counsel for the Companies solely for the benefit of the Underwriter and may not be relied upon by any other person or entity or furnished to anyone else without the prior written consent of the undersigned, except that the transfer agent for the Purchased Units may rely upon this opinion in connection with those transactions.

Very truly yours,

Fulbright & Jaworski L.L.P.

SCHEDULE IA
MATERIAL SUBSIDIARIES

Entity	Jurisdiction of Organization
Dufour Petroleum, L.P.	Delaware

Enbridge Energy, Limited Partnership	Delaware

Enbridge Marketing (East Texas) L.P.	Delaware

Enbridge Marketing (U.S.) L.P.	Texas

Enbridge Midcoast Limited Holdings, L.L.C.	Delaware

Enbridge Midcoast Energy, L.P.	Texas

Enbridge Pipelines (East Texas) L.P.	Delaware

Enbridge Pipelines (KPC)	Kansas

Enbridge Pipelines (NE Texas) L.P.	Delaware

Enbridge Pipelines (MidLa) L.L.C.	Delaware

Enbridge Pipelines (North Dakota) LLC	Delaware

Enbridge Pipelines (Texas Gathering) L.P.	Delaware

Enbridge Processing (Mississippi) L.L.C.	Delaware

Exhibit B – Form of Opinion of E. Chris Kaitson
See Attached

February 11, 2005

Kayne Anderson MLP Investment Company
1100 Louisiana, Ste. 4550
Houston, Texas 77002
Attention: Kevin McCarthy

Tortoise Energy Infrastructure Corporation
10901 Mastin Blvd. Suite 222
Overland Park, KS 66210
Attention: David Schulte

Fiduciary/Claymore MLP Opportunity Fund
c/o Fiduciary Asset Management
8112 Maryland, Suite 400
St. Louis, Missouri 63105
Attention: James J. Cunnane, Jr.

and

c/o Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532
Attention: Nick Dalmaso

Ladies and Gentlemen:

I am Associate General Counsel and Assistant Corporate Secretary of Enbridge Energy Company, Inc., a Delaware corporation (the “General Partner”), and in such capacity have acted as Associate General Counsel and Assistant Corporate Secretary to the General Partner, Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”) and Enbridge Energy Management, Inc., a Delaware limited liability company (“Enbridge Management”) and the Operating Subsidiaries, in connection with the issuance and sale by the Partnership of an aggregate of 2,506,500 Class A Common Units representing limited partner interests in the Partnership to each of you pursuant to the terms and conditions set forth in the Common Unit Purchase Agreement dated February 9, 2005 (the “Purchase Agreement”), among the you, the Partnership and the General Partner. The Partnership, the Operating Partnership, Enbridge Management and the General Partner are sometimes collectively referred to herein as the “Enbridge Companies.”

This opinion is being delivered pursuant to Section 2.05(i) of the Purchase Agreement. Capitalized terms used in this opinion without definition shall have the meanings assigned to such terms in the Purchase Agreement.

I have examined such corporate and partnership records and documents of the Enbridge Companies, together with such instruments and certificates of public officials, as I have deemed necessary for the purpose of rendering the opinions set forth herein.

Based on the foregoing and subject to the qualifications and limitations set forth below, I am of the opinion that:

(i) There is no action, proceeding or investigation pending or, to the best of my knowledge after due inquiry, threatened against any of the Enbridge Parties (i) which in my judgment could reasonably be expected to have an Enbridge Material Adverse Effect or (ii) that questions the validity of the Purchase Agreement or the Partnership Agreement or the right of Enbridge to enter into the Purchase Agreement.

(ii) None of the Enbridge Parties is in violation of any term of (A) its partnership agreement, limited liability company agreement, or certificate of incorporation or by-laws or other organizational documents, as the case may be, (B) any other material agreement or instrument to which it is a party or by which it or any of its properties is bound, or (C) to the best of my knowledge after due inquiry, any applicable order, judgment or decree of any court, arbitrator or governmental authority to which any of the Enbridge Parties is a named party, which violations, in my judgment, could reasonably be expected to have an Enbridge Material Adverse Effect or to adversely impact the enforceability or validity of the Common Unit Purchase Agreement.

(iii) To my knowledge, except as described in the Registration Statement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating any of the Enbridge Parties to issue, transfer or sell any partnership interests or other equity interest in, any of the Enbridge Parties or securities convertible into or exchangeable for such partnership interests, (ii) obligations of any of the Enbridge Parties to repurchase, redeem or otherwise acquire any partnership interests or equity interests of any of the Enbridge Parties or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which any of the Enbridge Parties is a party with respect to the voting of the equity interests of any of the Enbridge Parties. To my knowledge, none of the filing of the Registration Statement or the offering or sale of the Common Units, all as contemplated by the Purchase Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of Enbridge. The rights of the General Partners have been waived.

I am qualified to practice law in the State of Texas, and this opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Laws of the State of Texas.

This opinion is furnished as counsel for the Enbridge Parties to you and is solely for your benefit and may not be relied upon by any other person or entity or furnished to anyone else without the prior written consent of the undersigned.

Very truly yours,

Chris Kaitson
Associate General Counsel and
Assistant Corporate Secretary

Exhibit C – Form of Opinion of Sullivan & Cromwell LLP

See Attached

To the Purchasers named in Annex A hereto:

In connection with the purchase today by you, pursuant to the Common Unit Purchase Agreement dated February 9, 2005 between Enbridge Energy Partners, L.P. (the “Partnership”), Enbridge Energy Company, Inc. (the “General Partner”) and you (the “Purchase Agreement”), of 2,506,500 Class A Common Units (the “Securities”) of the Partnership, we, as special counsel for the Partnership, Enbridge Energy, Limited Partnership (the “Operating Partnership”), the General Partner and Enbridge Energy Management, L.L.C. (“Management”, and together with the Partnership, the Operating Partnership and the General Partner, the “Companies”) have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

(1) None of the Companies is (i) a “subsidiary company” of a “registered holding company” or of a “holding company” required to be registered under the Public Utility Holding Company Act of 1935, as amended (the “1935 Act”), or (ii) an “affiliate” of a “registered holding company” or of a “holding company” required to be registered under the 1935 Act, or of a “subsidiary company” of a “registered holding company” or of a “holding company” required to be registered under the 1935 Act, as such terms are defined in the 1935 Act.

(2) No consent, authorization, approval or filing is required to be obtained or made under the 1935 Act in connection with the issuance and sale of the Securities by the Partnership as contemplated by the Final Prospectus (as defined in the Purchase Agreement).

The foregoing opinion is limited to the Federal laws of the United States and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we have relied as to certain matters on information obtained from officers of the Companies and Enbridge Inc., the parent corporation of the General Partner (“Enbridge”), and have assumed that (i) none of the Companies or the Operating Subsidiaries (as defined in the Underwriting Agreement) is a “public utility company” or a “holding company” as such terms are defined in the 1935 Act (as to which matters you are receiving an opinion from Fulbright & Jaworski L.L.P.), and (ii) no “holding company” (other than Enbridge and Noverco Inc.) and no “subsidiary company” or “affiliate” of a “holding company” (other than subsidiaries of Enbridge) directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities of the Partnership, Management or Enbridge or of Enbridge’s 32%-owned affiliate Noverco Inc. or of Noverco Inc.’s 77%-owned subsidiary Gaz Metropolitain and Company, Limited Partnership.

This letter is furnished to you by us as special counsel for the Companies and is solely for your benefit.

Very truly yours,

ANNEX A

KAYNE ANDERSON MLP INVESTMENT COMPANY

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND